News Release

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Integra LifeSciences Holdings Corporation

John B. Henneman III                       John Bostjancic
Executive Vice President,                  Vice President, Corporate Development
Chief Administrative Officer,              and Investor Relations
and Acting Chief Financial Officer         (609) 936-2239
(609) 936-2481                             jbostjancic@Integra-LS.com
jhenneman@Integra-LS.com

        Integra LifeSciences Acquires IsoTis Creating a Global Leader in
                                 Orthobiologics

PLAINSBORO, New Jersey, October 29, 2007, -- Integra LifeSciences Holdings Corporation (Nasdaq:IART) announced today it has acquired the shares of IsoTis, Inc. for $7.25 in cash per share of IsoTis common stock, representing total consideration of approximately $51 million. All of IsoTis' outstanding $12.6 million in debt was repaid at closing.


"The Integra-IsoTis combination further establishes Integra's leadership in regenerative technologies," said Stuart Essig, Integra's Chief Executive Officer. "The combined company offers some of the most advanced technologies to address surgeons' needs. Integra expects to realize the benefits of our best-in-class products and technologies in both our top line growth and earnings per share over the long term."


Integra is now one of the largest companies in the world focused on advanced technology in orthobiologics and has a product portfolio encompassing some of the largest and most trusted orthobiologic brands, such as INTEGRA(R) Dermal Regeneration Template, DuraGen(R) Dural Graft Matrix, Integra Mozaik(TM) Osteoconductive Scaffold, NeuraGen(R) Nerve Guide and the Accell family of demineralized bone matrix products, DynaGraft(R)II and OrthoBlast(R) II. The combined company has operations in North America and Europe with more than 2,000 employees, including approximately 300 sales and service professionals and over 500 employees in Europe.


Benefits of the Combination


Comprehensive orthobiologic product portfolio using best-in-class technology. Both Integra's and IsoTis' products are recognized as best-in-class. The combined company is uniquely positioned to offer a comprehensive orthobiologic product portfolio.


Extensive channel coverage. The merged company has one of the largest sales and service organizations focused on orthobiologics in the United States. Integra intends to integrate both IsoTis' domestic network of independent distributor agents and its global network of independent orthopedics distributors into Integra's own sales efforts and leverage this expanded distribution. "We are excited about the strong sales network that Integra now has for its orthobiologics portfolio. The distribution of IsoTis' products through the existing network of dealers is critical to the long-term strategy and success of sales of Integra OrthoBiologics," said Brian Larkin, President of Integra NeuroSciences.


Cross-selling opportunities. By leveraging the combined company's product offering and broader channel coverage, Integra expects to drive cross-selling

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opportunities across the organization, increasing penetration of key customer segments such as neurosurgery, spine, extremity, trauma and reconstructive surgery. These initiatives are expected to enhance revenue growth over the long term.


Expanded international presence. The merged company expects to benefit from a broader global platform with direct selling organizations in North America and Europe. Today, approximately 25 percent of combined revenues are generated internationally. The company expects to increase growth in international revenues by capitalizing on the increased scope and scale created by this combination, which will include an international direct sales and service team of over 75 associates and 200 distribution partners selling in over 100 countries.


Cost savings. Excluding transaction related costs and charges, the combined organization is expected to generate recurring cost savings from enhanced efficiency in manufacturing, purchasing, administrative, research and sales and marketing efforts.


Integra Guidance for 2008


"While the transaction will be dilutive to reported earnings for several quarters as we restructure the business," said Stuart M. Essig, Integra's President and Chief Executive Officer, "we expect substantial savings to come from the reduction of public company costs, duplicative board and executive management costs, redundant insurance costs, and reduced advisory, legal and accounting fees. Additionally, by the end of 2008, Integra expects to complete the integration of IsoTis' marketing, product development, administrative and logistics functions into Integra's existing infrastructure and generate additional cost savings."


Integra expects to provide more detailed guidance regarding the financial aspects of the transaction, including the impact of purchase accounting, and its expected impact on Integra's future financial results on its third quarter earnings conference call scheduled for November 9, 2007.


Advisors


Thomas Weisel Partners LLC acted as advisor to IsoTis, and provided a fairness opinion to the IsoTis Board of Directors. Latham & Watkins LLP was legal counsel for IsoTis. Willkie Farr & Gallagher LLP was legal counsel for Integra.


Integra LifeSciences Holdings Corporation, a world leader in regenerative medicine, is dedicated to improving the quality of life for patients through the development, manufacturing, and marketing of cost-effective surgical implants and medical instruments. Integra's products, used primarily in neurosurgery, extremity reconstruction, orthopedics and general surgery, are used to treat millions of patients every year. The company's headquarters are in Plainsboro, New Jersey, and it has research and manufacturing facilities throughout the world. For more information visit www.Integra-LS.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning expectations for this newly acquired business and the expected impact of this acquisition on Integra's future financial results. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Among other things, Integra's ability to successfully integrate IsoTis' operations into its operations could affect the impact of this acquisition on Integra's future financial results. In addition, the economic, competitive, governmental, technological and other factors identified under the heading "Risk Factors" included in section IA of Integra's

Annual Report on Form 10-K for the year ended December 31, 2006 and information contained in subsequent filings with the Securities and Exchange Commission could affect actual results.

IART-A


SOURCE: Integra LifeSciences Holdings Corp.